DESERT CANADIANS LTD.
910 Harris Ave. #305
Bellingham, WA 98225

April 8, 2013

TO:	Mr. Glenn Sanford
AND TO:	eXp Realty International, Inc.
Both c/o 1325 Lincoln St Suite #1
Bellingham, WA 98229

Dear Sirs:

RE: eXp Realty International, Inc.

This letter sets out the agreement (“Agreement”) reached among Desert Canadians Ltd. as purchaser (“DSET”), and Glenn Sanford (“Sanford”) and all shareholders of eXp Realty International, Inc. (the "Company") as vendors (collectively, the "Vendors") regarding the transfer and sale by the Vendors of all of the issued and outstanding shares of the Company to DSET by the Vendors upon the terms and conditions set forth herein.

The parties acknowledge that Sanford is executing this Agreement as a representative of the Vendors and is not able to legally bind other Vendors. The parties also acknowledge that Sanford is one of the Vendors, is a director and officer of the Company and is the controlling shareholder and only officer of DSET, and therefore has a conflict of interest. This conflict will be disclosed to the public in DSET’s public filings.

Acquisition

1.

The Vendors hereby agree to sell, assign and transfer to DSET all of the issued and outstanding shares of the Company (the "Company Shares") on the terms and subject to the conditions set out in this Agreement (the “Sale Transaction”). The Company is a national cloud based real estate brokerage which includes virtual real estate offices and live real estate agents.

Consideration

2.

In consideration for the sale and transfer of 100% of the Company Shares to DSET, DSET agrees to issue to the Vendors 38,380,215 post Split (defined below) common shares in the capital of DSET (the “DSET Shares”) prior to the issuance of the Financing (as defined below) shares. The Vendors acknowledge that the DSET Shares will be restricted as to sale by US securities laws and rules and will carry a restrictive legend indicating such restrictions.

3.

Stock options outstanding in the Company will be exchanged for stock options in DSET on the basis of 7.5 DSET options for each Company option, with expiry date remaining the same and the exercise price being reduced by a factor of 7.5 times, so that the total paid by each option holder upon exercise of all his/her options will remain the same as currently. Other terms of the DSET options will be governed by a DSET option plan to be approved by DSET and by each option holder’s option agreement to be issued by DSET.

Financing

4.

DSET will arrange a Financing approximately $300,000 (the “Financing”), consisting of DSET shares at a price of $0.30 per share, post Split, or $10.50, pre-Split. Proceeds will be used for Sale Transaction costs and working capital.

Closing and Definitive Agreements

5.

Closing of the Sale Transaction (the "Closing") will occur on or before June 30, 2013 or on such other date as the parties may agree, to be held at the City of Vancouver, Canada, at such place and time as the parties may agree.

6.

The parties agree to instruct their attorneys to co-operate and complete comprehensive and definitive agreements for the Sale Transaction. The definitive agreements will contain terms and representations customary for agreements governing the purchase and sale of a business in the United States, as prepared by commercial legal counsel of good reputation.

7.	Upon closing of the Sale Transaction, pre-Financing, the total issued and outstanding share capital of DSET excluding outstanding options is expected to be 46,890,185.

Due Diligence

8.

The Purchaser and the Vendors will each have the right to conduct due diligence on the other in connection with the transactions contemplated hereunder. Each of the Purchaser and the Vendors and their respective accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the other and their subsidiaries in connection with the transactions contemplated herein.

Covenants

9.	DSET hereby covenants to the Company as follows:

(a)

DSET shall conduct its business in the ordinary and normal course and shall not, without the prior written consent of the Company, enter into any transaction which would cause any of its representations or warranties or agreements contained in this Agreement to be incorrect or to constitute a breach of any covenant or agreement of DSET herein;

	(b)	DSET shall not issue or redeem any shares in its capital nor issue any securities convertible or exchangeable into shares other than pursuant to the terms of this Agreement; and

	(c)	DSET will cause a subdivision of the common shares of DSET on a thirty-five (35) for one (1) basis (the “Split”).

10.

Sanford acknowledges that he will obtain a benefit by the Sale Transaction being completed, and as such he hereby coventants to DSET and the Company that he will surrender for cancellation for no additional consideration 39,810,000 shares of the 39,928,880 DSET shares currently held by him (the “Sanford Cancellation”).

Closing Conditions

11.	This Agreement and the Closing hereof is subject to the following:

	(a)	the parties including all Vendors executing the definitive agreement;

	(b)	the parties being satisfied with their due diligence;

	(c)	the Sanford Cancellation will have occurred;

	(d)	the Split will have occurred;

(e)	DSET will have changed its name to eXp Realty International, Inc., or such name as the Company may reasonably request, subject to requisite regulatory approvals;

(f)

the Company will have provided its audited financial statements for the years ended December 31, 2012 and 2011, in US GAAP, and prepared by a audit firm that is registered and in good standing with the PCAOB; and

(g)	all representations and warranties contained herein and to be contained in the definitive agreements shall be true and correct at the date of Closing.

Representations of DSET

12.	DSET represents and warrants to the Vendors that:

	(a)	the authorized capital of DSET consists of 220,000,000 common shares with a par value of $0.00001 per share, of which there are presently 40,086,000 common shares issued and outstanding;

(b)

other than as set out in (a) above and as contemplated under this Agreement, there are no other rights, warrants or options outstanding pursuant to which any shares of DSET may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of DSET;

	(c)	DSET is duly incorporated under the laws of the state of Delaware;

	(d)	DSET is a reporting issuer under the Securities Exchange Act of 1934; and

(e)

all of DSET’s continuous disclosure filings with the Securities Exchange Commission of the United States are in good standing and are complete and accurate and other than as contemplated herein, there are and shall at Closing be no material changes in DSET’s business and affairs from that which is disclosed in DSET’s continuous disclosure documents.

Representations of The Vendors

13.	The Company and Sanford each represents and warrants to DSET that:

	(a)	the authorized capital of the Company consists of __50,000,000___ shares, of which 5,117,362 common shares are presently and will be issued and outstanding at the date of Closing;

(b)

the Vendors own or control all of the issued and outstanding shares of Company and other than 1,042,106 stock options exercisable at various prices between $1.00 and $2.00, there are no rights, warrants or options outstanding pursuant to which any shares of the Company may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of Company;

	(c)	each of the Vendors has the full power and authority to transfer or cause to be transferred the Company Shares to DSET free and clear of any charges, encumbrances, liens or claims;

(d)

the Company has all property rights and interest in its Cloud based real estate brokerage and holds all interests in all aspects of the Cloud based real estate brokerage and the intellectual property involved, and to the best of the knowledge of the Company and Sanford, the Cloud based real estate brokerage does not infringe upon the intellectual rights of any other party;

(e)

the Vendors will cause the Company to prepare and deliver at least 10 days prior to the Closing audited financial statements to the year ended December 31, 2012 and if Closing occurs after May 15, 2013, auditor reviewed quarterly financial statements for the quarter ended March 31, 2013, all prepared in accordance with US GAAP using US dollars as stated currency, and such financial statements will substantially reflect the information set out in the unaudited financial statements delivered to DSET prior to execution of this Agreement.

14.	The Company and Sanford hereby covenant to DSET as follows:

(a)

the Company will conduct its business in the ordinary and normal course and shall not enter into any transaction which would cause any of the Company’s representations or warranties contained in this Agreement to be incorrect or constitute a breach of any covenant or agreement of the Company contained in this Agreement;

(b)

the Company shall not take any action which would result in any material adverse change to the Company or to sell, transfer or dispose of any of the Company’s assets or contractual rights or entitlements;

(c)

neither of the Vendors will transfer any of the Company Shares to any other party or permit the Company to issue any shares or securities convertible or exchangeable into shares of the Company except in accordance with the terms of this Agreement; and

(d)

the Company and Sanford acknowledge that DSET will be required to provide substantial disclosure about the Company and its products and management to the SEC and they agree to fully co-operate to provide in a timely manner such information and disclosure about the Company as DSET’s legal counsel and auditors may request.

Non-Binding Agreement

15.

This Agreement does not constitute a legally valid and binding agreement, except that the parties agree to work in good faith towards preparation and execution of a binding agreement on the terms set out herein.

Confidentiality

16.

The Vendors acknowledge that DSET is a public company and has an obligation to disclose all material information about its affairs. The Vendors agree that they will not trade in the securities of DSET while in possession of, nor will they inform others of (except on a need to know basis), any non-disclosed material information about DSET. This Agreement will be publicly disclosed by DSET upon its execution.

General

17.

All DSET’s legal costs in connection with the preparation of this Agreement and the completion of the transactions contemplated herein shall be for the account of DSET, whether or not the transactions contemplated hereby are completed. The Vendors will pay their own legal costs of review of this Agreement and any definitive agreements prepared by DSET’s legal counsel.

18.	This Agreement shall be governed and interpreted in accordance with the laws of the State of Washington.

19.

This Agreement may be executed in counterparts with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

20.	All dollar references are United States dollars.

If the foregoing correctly sets out the terms of our understanding, please execute this letter in the space provided.